NEWS RELEASE
FOR IMMEDIATE RELEASE
PICO HOLDINGS, INC. ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2012 RESULTS

(LA JOLLA, CALIFORNIA) - March 4, 2013 - PICO Holdings, Inc. (GlobeNewswire via COMTEX)

PICO Holdings, Inc. (NASDAQ: PICO) reported shareholders' equity of $473.2 million ($20.82 per share) at December 31, 2012, compared to $477.1 million ($20.95 per share) at September 30, 2012 and $501.8 million ($22.10 per share) at December 31, 2011. Reported book value per share attributable to PICO shareholders decreased by $1.28, or 5.8%, during 2012.

PICO's President and Chief Executive Officer, John Hart, commented:

“In 2012, UCP, LLC generated revenues of $58.1 million and gross margin of $16.5 million from the sale of 41 homes and 560 lots in California and Central Puget Sound, Washington. This included the sale of 24 homes and 336 lots for $29.9 million and gross margin of $8.6 million during the fourth quarter of 2012. We are experiencing strong demand from both homebuilders acquiring lot inventory and individual home-buyers in the carefully selected sub-markets in which UCP operates. We are budgeting for a higher level of sales this year, and based on current conditions intend to begin construction of more than 200 homes in 2013.

“At the end of 2012, UCP owned or controlled approximately 63 finished or partially completed homes built by its subsidiary Benchmark Communities, 949 finished lots, and 3,904 potential lots in various stages of development or entitlement. We began to acquire residential lots in selected California sub-markets in 2008. The lot inventory had a carrying value of $123.4 million on PICO's balance sheet as of December 31, 2012.

“Of the 4,916 lots UCP owned or controlled, 2,479 are located in the Central Valley of California, 1,633 in the Monterey, California area, 93 in the Bay Area of California, and 711 in the Central Puget Sound market area of Seattle, Washington.

“In December 2012, Vidler Water Company announced a definitive agreement to sell 1,021 acres of land and the related 3,063 acre-feet of groundwater in Arizona's Harquahala Valley to two golf courses for approximately $10 million. We anticipate that the sale will close in the first quarter of 2013, and be reflected in our 2013 results.

“On February 26, 2013, Lincoln County Water District and Vidler announced that Lincoln/Vidler has entered into an option agreement to sell up to 7,240 acre-feet of water rights to be utilized by the planned Toquop Power Generation Plant in southern Lincoln County, Nevada, at a price of $12,000 per acre-foot. Toquop Power, which is planning a 1,100 megawatt natural gas-fired electricity generation plant, has until November 30, 2014 to exercise the option. If and when the option is exercised, the sale of the water rights is scheduled to close by December 31, 2014. The quantity of water which the plant will require is expected to be determined later this year.

“Vidler and Lincoln County have been working with a number of energy companies for almost 10 years to make the project a reality. Vidler has earned approximately $1.3 million in option income throughout the project to date.

“Northstar Agri Industries' canola processing plant commenced commercial production during the third quarter of 2012. Northstar sold $85.3 million of canola oil and canola meal in the start-up period in our 2012 financial year. As has been widely reported, canola seed is in short supply and canola crush margins are at 10 year lows industry-wide, due to two successive below-forecast crops, combined with robust crops of soy, which is an alternative to canola. These conditions put pressure on crush margins during our start-up in 2012, which could persist until the new season's crop is harvested.

“Long term, we are optimistic about the outlook for canola, as demand is growing at a faster pace than supply. As previously announced, Northstar is evaluating a second canola processing plant in Enid, Oklahoma, where we currently have a site under option.

“Lastly, during the fourth quarter, we completed the sale of our legacy insurance operations, Physicians Insurance Company of Ohio and Citation Insurance Company. Physicians and Citation had both been in run off for some time, and had reached the point where we determined that value would be maximized by selling the insurance operations and releasing the capital tied up in the insurance companies for reinvestment in opportunities with higher potential returns.”

NET BOOK VALUE
The following table is provided as a supplement to the financial statements contained in PICO's 10-K, to illustrate the relative size of the Company's assets and activities (Net Book Value in millions):

SEGMENT	NET BOOK VALUE	PERCENTAGE
Water Resource and Water Storage Operations	$220.5	47%
Real Estate Operations	112.3	24%
Agribusiness Operations	59.3	12%
Corporate	81.1	17%
Shareholders' Equity	$473.2	100%

FOURTH QUARTER SEGMENT RESULTS OF OPERATIONS
For the fourth quarter of 2012, PICO reported a net loss of $3.5 million ($0.15 per share), compared to a net loss of $4.6 million ($0.20) per share in the fourth quarter of 2011. Our fourth quarter segment results of operations are (in thousands):

	2012	2011
Water Resource and Water Storage Operations	$(1,742)	$(1,699)
Real Estate Operations	4,006	3,286
Agribusiness Operations	(3,495)	(3,757)
Corporate	(2,076)	(6,547)
Loss Before Taxes	$(3,307)	$(8,717)

Income tax provision	(408)	(43)
Loss from continuing operations	$(3,715)	$(8,760)
Income (loss) from discontinued operations	(475)	3,568
Noncontrolling interest	711	591
Net Loss	$(3,479)	$(4,601)

FULL YEAR SEGMENT RESULTS OF OPERATIONS
For 2012, PICO reported a net loss of $29.1 million ($1.28 per share), compared to a net loss of $54.5 million ($2.41 per share) in 2011. Our full year segment results of operations are (in thousands):

	2012	2011
Water Resource and Water Storage Operations	$(6,279)	$(22,231)
Real Estate Operations	2,487	3,550
Agribusiness Operations	(12,654)	(5,424)
Corporate	(13,132)	(10,552)
Loss Before Taxes	$(29,578)	$(34,657)

Equity in loss of unconsolidated affiliates		(5,293)
Income tax (provision)/benefit	1,069	(22,151)
Loss from continuing operations	$(28,509)	$(62,101)
Income (loss) from discontinued operations	(3,143)	12,299
Noncontrolling interest	2,579	(4,740)
Net Loss	$(29,073)	$(54,542)

PICO is a diversified holding company. We seek to acquire, build, and operate businesses where significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business's fair value, as well as create additional value.
Our objective is to maximize long-term shareholder value. We manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings.

Currently our three major businesses are:

•	Vidler Water Company, a water resource development business;

•	Union Community Partners, a developer of residential lots and a home builder in selected California markets and the Puget Sound area of Seattle, Washington; and

•	PICO Northstar Hallock, LLC, doing business as Northstar Agri Industries, a canola seed crushing operation.

Vidler is a significant private sector owner of water resources and water storage operations in Nevada, Arizona, Idaho, Colorado, and New Mexico.

As of December 31, 2012, UCP owns or controls approximately 63 finished or partially completed homes built by Benchmark, 949 finished lots, and 3,904 potential lots in various stages of development or entitlement. Of the 4,916 lots we own or control, 2,479 are located in the Central Valley of California, 1,633 in the Monterey, California area, 93 in the Bay Area of California, and 711 in the Central Puget Sound market area of Seattle, Washington.

Northstar Agri Industries is a new operation, which built and now operates a canola seed processing plant near Hallock, Minnesota. The plant commenced commercial production of canola oil and canola meal in August 2012. We provided $60 million of equity finance to acquire 88% of the operation, and also provided debt finance and $15 million of preferred capital.

OTHER INFORMATION

At December 31, 2012, PICO Holdings, Inc. had a market capitalization of $460.8 million, and 22,733,649 shares outstanding.
The PICO Holdings, Inc. logo is available at:

http://www.globenewswire.com/newsroom/prs/?pkgid=5044

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical, including the expected results of our business segments, the timing of anticipated milestones and related anticipated economic and market conditions, are "forward-looking statements" based on current expectations and assumptions that are subject to risks and uncertainties. In particular, our actual results could differ materially from such expectations because of factors relating to our canola processing plant, including: the ability of the project to obtain the required environmental permitting to increase the plant's processing capacity; the working capital requirements of the business; and the ability of the project to generate the expected return on investment, which is based in part on the demand for canola oil and our ability to attain projected processing levels and to sell products at currently anticipated rates and prices.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; the amount of water rights, if any, purchased under an option agreement with Toquop Power; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the equity market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses and investments in foreign companies; the continued service and availability of key management personnel; potential capital requirements and financing alternatives; and the impact of international events.

For further information regarding risks and uncertainties associated with our business, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.
SOURCE: PICO Holdings, Inc.
CONTACT: Max Webb
Chief Financial Officer
(858) 456-6022, ext. 216

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